May 2016
Free Writing Prospectus pursuant to Rule 433 dated May 23, 2016 / Registration Statement No. 333-198735
STRUCTURED INVESTMENTS

The Goldman Sachs Group, Inc.

Buffered Jump Securities Based on the 10-Year CMS Rate due July 2, 2017

Principal at Risk Securities

The Buffered Jump Securities do not bear interest and are unsecured notes issued by The Goldman Sachs Group, Inc. The amount that you will be paid on your securities on the stated maturity date (expected to be July 2, 2017) is based on the performance of the 10-year CMS rate as measured from the initial reference rate set on the pricing date (expected to be May 27, 2016) to the final reference rate on the second U.S. Government securities business day preceding the valuation date (expected to be June 29, 2017).

If the final reference rate is greater than or equal to 85.00% of the initial reference rate, the return on your securities will be positive and equal to 10.50%.  However, if the final reference rate has decreased from the initial reference rate by more than the buffer amount of 15.00% of the initial reference rate, the return on your securities will be negative and will decrease on a one-for-one basis below 85.00% of the initial reference rate.  Given the level of the reference rate, a very small percentage point change in that rate below the downside threshold can result in a significant loss on the securities. You could lose up to 85.00% of your investment in the securities.

On the stated maturity date, for each $1,000 principal amount of your securities, you will receive an amount in cash equal to:

•                  if the final reference rate is greater than or equal to 85.00% of the initial reference rate, the sum of $1,000 plus the upside payment of $105; or

•                  if the final reference rate is less than 85.00% of the initial reference rate, $150 plus the product of (i) $1,000 times (ii) the quotient of (a) the final reference rate divided by (b) the initial reference rate.

The securities are for investors who seek exposure to changes in the 10-year CMS rate, seek the potential to earn a fixed return of 10.50% if the reference rate appreciates or does not depreciate by more than 15.00% from the initial reference rate to the final reference rate, are willing to forgo interest payments and are willing to risk losing up to 85.00% of their investment if the final reference rate declines from the initial reference rate by more than the buffer amount.

SUMMARY TERMS (continued on page 2)
Issuer:	The Goldman Sachs Group, Inc.
Reference rate:	10-year CMS rate
Pricing date:	May , 2016 (expected to price on or about May 27, 2016)
Original issue date:	June , 2016 (3 business days after the pricing date)
Valuation date:	expected to be June 29, 2017
Stated maturity date:	expected to be July 2, 2017
Stated principal amount/Original issue price:	$1,000 per security / 100% of the principal amount
Estimated value range:	$950 to $980. See the following page for more information.

Your investment in the securities involves certain risks, including our credit risk. See page PS-10. You should read the disclosure herein to better understand the terms and risks of your investment.

Original issue date:	June , 2016	Original issue price:	100.00% of the principal amount
Underwriting discount:	1.35% ($ in total)*	Net proceeds to the issuer:	98.65% ($ in total)*

*Morgan Stanley Wealth Management, acting as dealer for the offering, will receive a selling concession of $12.50 for each security it sells. It has informed us that it intends to internally allocate $2.50 of the selling concession as a structuring fee. Goldman, Sachs & Co. will receive an underwriting discount of $1.00 for each security.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this document, the accompanying general terms supplement, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Goldman, Sachs & Co.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issue price, underwriting discount and net proceeds listed on the cover page relate to the securities we sell initially. We may decide to sell additional securities after the date of this document, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the securities will depend in part on the issue price you pay for such securities.

Goldman Sachs may use this document in the initial sale of the securities. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this document in a market-making transaction in a security after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this document is being used in a market-making transaction.

ADDITIONAL SUMMARY TERMS
Payment at maturity:

If the final reference rate is greater than or equal to the downside threshold,

$1,000 + the upside payment

In no event will the payment at maturity exceed $1,000 plus the upside payment.

If the final reference rate is less than the downside threshold,

(1) the product of $1,000 × reference rate performance factor plus (2) $150

This amount will be less than the stated principal amount of $1,000.  The securities will not pay less than $150 per security at maturity.

Upside payment:	$105 per security (10.50% of the stated principal amount)
Maximum payment at maturity:	$1,105 per security
Minimum payment at maturity:	$150 per security
Initial reference rate:	, which is the reference rate on the pricing date
Final reference rate:	The reference rate on the second U.S. Government securities business day preceding the valuation date
Downside threshold:	, which is 85.00% of the initial reference rate
Reference rate performance factor:	final reference rate / initial reference rate
CUSIP / ISIN:	38148TMX4 / US38148TMX45
Listing:	The securities will not be listed on any securities exchange
Underwriter:	Goldman, Sachs & Co.

Estimated Value of Your Securities

The estimated value of your securities at the time the terms of your securities are set on the pricing date (as determined by reference to pricing models used by Goldman, Sachs & Co. (“GS&Co.”) and taking into account our credit spreads) is expected to be in the range (the estimated value range) specified on the cover of this document (per $1,000 principal amount), which is less than the original issue price. The value of your securities at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell securities (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately $   per $1,000 principal amount, which exceeds the estimated value of your securities as determined by reference to these models. The amount of the excess will decline on a straight line basis over the period from the pricing date through           .

About Your Securities

We have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement and any other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, we will arrange to send you the prospectus and prospectus supplement if you so request by calling (212) 357-4612.

The securities are part of the Medium-Term Notes, Series D program of The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•                  Prospectus supplement dated December 22, 2015

•                  Prospectus dated December 22, 2015

The information in this document supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your securities.

The Goldman Sachs Group, Inc. Buffered Jump Securities Based on the 10-Year CMS Rate due July 2, 2017 Principal at Risk Securities

We refer to the securities we are offering by this document as the “offered securities” or the “securities”. Each of the securities has the terms described under “Summary Terms” and “Specific Terms of Your Securities” in this document. Please note that in this document, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc., together with its consolidated subsidiaries and affiliates. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated December 22, 2015, and references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated December 22, 2015, for Medium-Term Notes, Series D, in each case of The Goldman Sachs Group, Inc. The securities will be issued under the senior debt indenture, dated as of July 16, 2008 between The Goldman Sachs Group, Inc. and The Bank of New York Mellon, as trustee.

Investment Summary

The Buffered Jump Securities Based on the 10-Year CMS Rate due July 2, 2017 (the “securities”) can be used:

•

As an alternative to direct exposure to the value of the reference rate that provides a fixed positive return of 10.50% if the reference rate appreciates or does not depreciate by more than 15.00% from the initial reference rate to the final reference rate

•

To potentially outperform the change in the value of the reference rate if the final reference rate is greater than or equal to 85.00% of the initial reference rate and less than 110.50% of the initial reference rate

•	To provide a buffer against a negative performance of up to 15.00% of the reference rate from the initial reference rate to the final reference rate

However, you will not receive any interest payments on your securities.

If the final reference rate is less than the initial reference rate by more than the buffer amount, the securities are exposed on a 1:1 basis to the negative performance of the reference rate beyond the buffer amount, subject to the minimum payment at maturity of $150 per security.

Maturity:	Approximately 1 year

Payment at maturity:

•                  If the final reference rate is greater than or equal to the downside threshold, $1,000 + the upside payment. In no event will the payment at maturity exceed $1,000 + the upside payment.

•                  If the final reference rate is less than the downside threshold, (1) the product of $1,000 × reference rate performance factor plus (2) $150. This amount will be less than the stated principal amount of $1,000.  The securities will not pay less than $150 per security at maturity.

Upside payment:	$105 per security

Buffer amount:	15.00%

Downside threshold:	, which is 85.00% of the initial reference rate

Minimum payment at maturity:	$150 per security

Maximum payment at maturity:	$1,105 per security

Interest:	None

Redemption:	None. The securities will not be subject to redemption right or price dependent redemption right.

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The Goldman Sachs Group, Inc. Buffered Jump Securities Based on the 10-Year CMS Rate due July 2, 2017 Principal at Risk Securities

Key Investment Rationale

The securities offer a fixed positive return if the 10-year CMS rate increases, or does not decrease by more than the buffer amount of 15.00%, from the initial reference rate to the final reference rate. At maturity, if the reference rate has increased, or has not decreased by more than the buffer amount of 15.00%, from the initial reference rate to the final reference rate, investors will receive the stated principal amount of their investment plus the upside payment. However, if the reference rate has decreased in value by more than the buffer amount of 15.00%, investors will lose 1.00% for every 1.00% decline in the reference rate beyond the buffer amount, subject to the minimum payment at maturity. Under these circumstances, the payment at maturity will be less than the stated principal amount. Investors will not receive any interest payments on the securities and investors may lose up to 85.00% of their initial investment in the securities. Investors will not benefit from any increase in the final reference rate above 85.00% of the initial reference rate and, if the final reference rate increases by more than 110.50% of the initial reference rate, the amount payable on your securities may be significantly less than it would have been had you invested directly in a security linked to the reference rate in a different way or in a security bearing interest at the reference rate. All payments on the securities are subject to our credit risk.

Upside Scenario

The final reference rate is greater than or equal to the downside threshold. In this case, for each security you receive a full return of principal plus the upside payment of $105.  In no event will the payment at maturity exceed $1,000 plus the upside payment.

Downside Scenario

The final reference rate is less than the downside threshold. In this case, you receive less than the stated principal amount by an amount proportionate to the decline in the value of the reference rate from the pricing date to the valuation date of the securities, plus the buffer amount of 15.00%. For example, if the final reference rate is 25.00% less than the initial reference rate, the securities will provide at maturity a loss of 10.00% of principal. In this case, you receive $900 per security, or 90.00% of the stated principal amount. The minimum payment at maturity on the securities is equal to $150 per security. Given the level of the reference rate, a very small percentage point change in that rate below the downside threshold can result in a significant loss on the securities.

How the Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$1,000 per security

Upside payment:	$105 per security

Buffer amount:	15.00%

Minimum payment at maturity:	$150 per security

Maximum payment at maturity:	$1,105 per security

Hypothetical initial reference rate:	1.712%

As indicated in the payoff diagram below, given the level of the reference rate, a very small percentage point change in that rate below the downside threshold can result in a significant loss on the securities. For example, assuming a hypothetical initial reference rate of 1.712%, if the hypothetical final reference rate were to decline by 1.027 percentage points to 0.685%, which represents a 60% decline from the hypothetical initial reference rate, investors would lose 45% of the stated principal amount. The numbers in the example above have been rounded for ease of analysis. Investors may lose up to 85% of the stated principal amount of the securities.

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The Goldman Sachs Group, Inc. Buffered Jump Securities Based on the 10-Year CMS Rate due July 2, 2017 Principal at Risk Securities

Security Payoff Diagram

150.00%
110.50%
100.00%
50.00%
0.00%
Hypothetical Payment at Maturity as % of Face Amount
Note Payoff
10-year
CMS Rate
0.00%
50.00%
85.00%
100.00%
150.00%
Hypothetical Final Reference Rate as % of Initial Reference Rate

How it works

▪            Upside Scenario. If the final reference rate is greater than or equal to the downside threshold, the investor would receive the $1,000 stated principal amount plus the upside payment of $105 per security.

▪                 An investor would receive a payment at maturity of $1,105 per security if the final reference rate is greater than or equal to the downside threshold.

▪            Downside Scenario. If the final reference rate is less than the downside threshold, the investor would receive an amount that is less than the $1,000 stated principal amount by an amount that is proportionate to the percentage decrease of the reference rate from the initial reference rate to the final reference rate, plus the buffer amount of 15.00%. The minimum payment at maturity is $150 per security.

▪                 If the reference rate depreciates 25.00%, an investor would lose 10.00% of the investor’s principal and receive only $900 per security at maturity, or 90.00% of the stated principal amount.

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Additional Hypothetical Examples

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical values of the reference rate on the second U.S. Government securities business day preceding the valuation date could have on the payment at maturity assuming all other variables remain constant.

The examples below are based on a range of final reference rates that are entirely hypothetical; the reference rate on any day throughout the life of the securities, including the final reference rate on the second U.S. Government securities business day preceding the valuation date, cannot be predicted. The reference rate has been highly volatile in the past — meaning that the reference rate has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered securities assuming that they are purchased on the original issue date at the stated principal amount and held to the stated maturity date. If you sell your securities in a secondary market prior to the stated maturity date, your return will depend upon the market value of your securities at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates, the volatility of the reference rate and our creditworthiness. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions

Stated principal amount	$1,000

Upside payment	$105 per security

Buffer amount	15.00%

Downside threshold	85.00% of the initial reference rate

Hypothetical initial reference rate	1.712%

Securities purchased on original issue date at the stated principal amount and held to the stated maturity date

Moreover, we have not yet set the initial reference rate that will serve as the baseline for determining the amount that we will pay on your securities at maturity. We will not do so until the pricing date. As a result, the actual initial reference rate may differ substantially from the reference rate prior to such date.

For these reasons, the actual performance of the reference rate over the life of your securities, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below or to the historical reference rate values shown elsewhere in this document. For information about the historical values of the reference rate during recent periods, see “The Reference Rate — Historical Values of the 10-Year CMS Rate” below. Before investing in the offered securities, you should consult publicly available information to determine the values of the reference rate between the date of this document and the date of your purchase of the offered securities.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes.

The values in the left column of the table below represent hypothetical final reference rates (rounded to the nearest one-thousandth). The values in the middle column of the table below represent these hypothetical final reference rates expressed as percentages of the initial reference rate. The amounts in the right column represent the hypothetical payments at maturity, based on the corresponding hypothetical final reference rate, and are expressed as percentages of the stated principal amount of a security (rounded to the nearest one-hundredth of a percent). Thus, a hypothetical payment at maturity of 100.00% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding stated principal amount of the offered securities on the stated maturity date would equal 100.00% of the stated principal amount of a security, based on the corresponding hypothetical final reference rate and the assumptions noted above.

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The Goldman Sachs Group, Inc. Buffered Jump Securities Based on the 10-Year CMS Rate due July 2, 2017 Principal at Risk Securities

Hypothetical Final Reference Rate	Hypothetical Final Reference Rate (as Percentage of Initial Reference Rate)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
2.568%	150.00%	110.50%
2.140%	125.00%	110.50%
1.883%	110.00%	110.50%
1.798%	105.00%	110.50%
1.712%	100.00%	110.50%
1.541%	90.00%	110.50%
1.455%	85.00%	110.50%
1.438%	84.00%	99.00%
1.370%	80.00%	95.00%
1.284%	75.00%	90.00%
1.027%	60.00%	75.00%
0.856%	50.00%	65.00%
0.685%	40.00%	55.00%
0.342%	20.00%	35.00%
0.171%	10.00%	25.00%
0.000%	0.00%	15.00%

If, for example, the final reference rate was determined to be 20.00% of the initial reference rate, the payment at maturity that we would deliver on your securities at maturity would be 35.00% of the stated principal amount of your securities, as shown in the table above. As a result, if you purchased your securities on the original issue date at the stated principal amount and held them to the stated maturity date, you would lose 65.00% of your investment (if you purchased your securities at a premium to stated principal amount you would lose a correspondingly higher percentage of your investment). If the final reference rate were determined to be zero or negative, you would lose 85.00% of your investment (if you purchased your securities at a premium to stated principal amount you would lose a correspondingly higher percentage of your investment).  In addition, if the final reference rate were determined to be 150.00% of the initial reference rate, the payment at maturity that we would deliver on your securities at maturity would be limited to $1,000 plus the upside payment, or 110.50% of each $1,000 principal amount of your securities, as shown in the table above. As a result, if you held your securities to the stated maturity date, you would not benefit from any increase in the final reference rate above the downside threshold. A very small absolute change in the reference rate can result in a significant loss on the securities, because the return on the securities is based on the percentage change of the reference rate from the initial reference rate to the final reference rate rather than the absolute change in the level of the reference rate.

The payments at maturity shown above are entirely hypothetical; they are based on final reference rates that may not be achieved on the second U.S. Government securities business day preceding the valuation date and on assumptions that may prove to be erroneous. The actual market value of your securities on the stated maturity date or at any other time, including any time you may wish to sell your securities, may bear little relation to the hypothetical payments at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered securities. The hypothetical payments at maturity on securities held to the stated maturity date in the examples above assume you purchased your securities at their stated principal amount and have not been adjusted to reflect the actual issue price you pay for your securities. The return on your investment (whether positive or negative) in your securities will be affected by the amount you pay for your securities. If you purchase your securities for a price other than the stated principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Risk Factors — The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” below.

Payments on the securities are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the securities are economically equivalent to a combination of an

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The Goldman Sachs Group, Inc. Buffered Jump Securities Based on the 10-Year CMS Rate due July 2, 2017 Principal at Risk Securities

interest-bearing bond bought by the holder (although the securities do not pay interest) and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the securities or the U.S. federal income tax treatment of the securities, as described elsewhere in this document.

We cannot predict the actual final reference rate or what the market value of your securities will be on any particular day, nor can we predict the relationship between the reference rate and the market value of your securities at any time prior to the stated maturity date. The actual amount that you will receive at maturity and the rate of return on the offered securities will depend on the actual initial reference rate, which we will set on the pricing date, and the actual final reference rate determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your securities on the stated maturity date may be very different from the information reflected in the examples above.

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The Goldman Sachs Group, Inc. Buffered Jump Securities Based on the 10-Year CMS Rate due July 2, 2017 Principal at Risk Securities

Risk Factors

An investment in your securities is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus and in the accompanying prospectus supplement. You should carefully review these risks and considerations as well as the terms of the securities described herein and in the accompanying prospectus, and the accompanying prospectus supplement. Your securities are a riskier investment than ordinary debt securities. You should carefully consider whether the offered securities are suited to your particular circumstances.

Your Securities Do Not Bear Interest

You will not receive any interest payments on your securities. As a result, you may not receive any positive return on your investment, and the overall return you earn on your securities may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

You May Lose a Substantial Portion of Your Investment in the Securities

You can lose a substantial portion of your investment in the securities. The cash payment on your securities on the stated maturity date will be based on the performance of the 10-year CMS rate as measured from the initial reference rate set on the pricing date to the final reference rate on the second U.S. Government securities business day preceding the valuation date. If the final reference rate has declined from the initial reference rate by more than the buffer amount of 15.00%, you will lose 1.00% of the stated principal amount of your securities for every 1.00% decline in the reference rate beyond the buffer amount, subject to the minimum payment at maturity of $150 per security. Thus, you may lose a substantial portion of your investment in the securities.

Additionally, a very small absolute change in the reference rate can result in a significant loss on the securities.  For example, assuming a hypothetical initial reference rate of 1.712%, if the hypothetical final reference rate were to decline from the hypothetical initial reference rate by only one percentage point to 0.712%, while the absolute change in the rate is only 1.000%, that movement represents approximately a 58.411% decline from the hypothetical initial reference rate, and you would lose approximately 43.411% of the stated principal amount of your security. The numbers in the example above have been rounded for ease of analysis.

Also, the market price of your securities prior to the stated maturity date may be significantly lower than the purchase price you pay for your securities. Consequently, if you sell your securities before the stated maturity date, you may receive far less than the amount of your investment in the securities.

The Securities Are Subject to the Credit Risk of the Issuer

Although the return on the securities will be based on the performance of the reference rate, the payment of any amount due on the securities is subject to our credit risk. The securities are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series D Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement.

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The Potential for the Value of Your Securities to Increase Will Be Limited

Your ability to participate in any change in the value of the reference rate over the life of your securities will be limited because the maximum payment at maturity will be equal to $1,000 plus the upside payment. This will limit the payment at maturity you may receive for each of your securities, no matter how much the value of the reference rate may rise over the life of your securities.  Accordingly, the amount payable for each of your securities may be significantly less than it would have been had you invested directly in a security linked to the reference rate in a different way or in a security bearing interest at the reference rate.

The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities

The original issue price for your securities exceeds the estimated value of your securities as of the time the terms of your securities are set on the pricing date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such expected estimated value on the pricing date is set forth above under “Estimated Value of Your Securities”; after the pricing date, the estimated value as determined by reference to these models will be affected by changes in market conditions, our creditworthiness, and other relevant factors. The price at which GS&Co. would initially buy or sell your securities (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your securities as determined by reference to these models. As agreed by GS&Co. and the distribution participants, the amount of the excess will decline on a straight line basis over the period set forth above under “Estimated Value of Your Securities”. Thereafter, if GS&Co. buys or sells your securities it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your securities at any time also will reflect its then current bid and ask spread for similar sized trades of structured securities.

In estimating the value of your securities as of the time the terms of your securities are set on the pricing date, as disclosed above under “Estimated Value of Your Securities”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the securities. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your securities in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your securities determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your securities as of the time the terms of your securities are set on the pricing date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the securities, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your securities. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your securities.

In addition to the factors discussed above, the value and quoted price of your securities at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the securities, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your securities, including the price you may receive for your securities in any market making transaction. To the extent that GS&Co. makes a market in the securities, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured securities (and subject to the declining excess amount described above).

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Furthermore, if you sell your securities, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your securities in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your securities at any price and, in this regard, GS&Co. is not obligated to make a market in the securities. See “— Your Securities May Not Have an Active Trading Market” below.

The Amount Payable on Your Securities Is Not Linked to the Value of the Reference Rate at Any Time Other than the Second U.S. Government Securities Business Day Preceding the Valuation Date

The final reference rate will be based on the reference rate on the second U.S. Government securities business day preceding the valuation date. Therefore, if the reference rate dropped precipitously before or on the second U.S. Government securities business day preceding the valuation date, the payment at maturity for your securities may be significantly less than it would have been had the payment at maturity been linked to the reference rate prior to such drop in the value of the reference rate. Although the actual value of the reference rate on the stated maturity date or at other times during the life of your securities may be higher than the final reference rate, you will not benefit from the value of the reference rate at any time other than on the second U.S. Government securities business day preceding the valuation date.

The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your securities, we mean the value that you could receive for your securities if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your securities, including:

•                  the level of the reference rate;

•                  the volatility – i.e., the frequency and magnitude of changes – in the value of the reference rate;

•                  the expected future performance of the reference rate;

•                  economic, financial, regulatory, political, military and other events that affect the reference rate generally;

•                  interest rates and yield rates in the market;

•                  the time remaining until your securities mature; and

•                  our creditworthiness, whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors, and many other factors, will influence the price you will receive if you sell your securities before maturity, including the price you may receive for your securities in any market making transaction. If you sell your securities before maturity, you may receive less than the principal amount of your securities or the amount you may receive at maturity.

You cannot predict the future performance of the reference rate based on its historical performance. The actual performance of the reference rate over the life of the offered securities may bear little or no relation to the historical values of the reference rate or to the hypothetical examples shown elsewhere in this document.

Recent Regulatory Investigations Regarding Potential Manipulation of ISDAfix May Adversely Affect Your Securities

It has been reported that the U.K. Financial Conduct Authority and the U.S. Commodity Futures Trading Commission are working together to investigate potential manipulation of ISDAfix. If such manipulation occurred, it may have resulted in the reference rate being artificially lower (or higher) than it would otherwise have been.  Any changes or reforms affecting the determination or supervision of ISDAfix (or

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the ICE Swap Rate) in light of these investigations may result in a sudden or prolonged increase or decrease in reported ISDAfix (or the ICE Swap Rate), which could have an adverse impact on the trading market for ISDAfix (or the ICE Swap Rate)-benchmarked securities such as your securities, the value of your securities and any payments on your securities.

Your Securities May Not Have an Active Trading Market

Your securities will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your securities. Even if a secondary market for your securities develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your securities in any secondary market could be substantial.

The Historical Values of the Reference Rate Are Not an Indication of the Future Values of the Reference Rate

In the past, the reference rate has experienced significant fluctuations. You should note that historical values, fluctuations and trends of the reference rate are not necessarily indicative of future values. Any historical upward or downward trend in the reference rate is not an indication that the reference rate is more or less likely to increase or decrease at any time, and you should not take the historical values of the reference rate as an indication of its future performance.

If the Reference Rate Changes, the Market Value of Your Securities May Not Change in the Same Manner

The price of your securities may move quite differently than the performance of the reference rate. Changes in the reference rate may not result in a comparable change in the market value of your securities. Even if the value of the reference rate is above the downside threshold during some portion of the life of the securities, the market value of your securities may not reflect this. We discuss some of the reasons for this disparity under “— The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” above.

Anticipated Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Securities and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Securities

Goldman Sachs expects to hedge our obligations under the securities by purchasing futures and/or other instruments linked to the reference rate. Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the reference rate, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the valuation date for your securities. Alternatively, Goldman Sachs may hedge all or part of our obligations under the securities with unaffiliated distributors of the securities which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other rate-linked securities whose returns are linked to changes in the reference rate.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the securities or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the securities; hedging the exposure of Goldman Sachs to the securities including any interest in the securities that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the securities.

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Any of these hedging or other activities may adversely affect the value of the reference rate — and therefore the market value of your securities and the amount we will pay on your securities at maturity. In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the securities. Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the securities, and may receive substantial returns on hedging or other activities while the value of your securities declines. In addition, if the distributor from which you purchase securities is to conduct hedging activities in connection with the securities, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the securities to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the securities to you in addition to the compensation they would receive for the sale of the securities.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Securities

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender. In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets. Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your securities, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the securities.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your securities, or similar or linked to the reference rate. Investors in the securities should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the securities for liquidity, research coverage or otherwise.

As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Securities and the Payment at Maturity

As calculation agent for your securities, GS&Co. will have discretion in making certain determinations that affect your securities, including determining the reference rate on the second U.S. Government securities business day preceding the valuation date, which we will use to determine the payment at maturity. The exercise of this discretion by GS&Co. could adversely affect the value of your securities and may present GS&Co. with a conflict of interest. We may change the calculation agent at any time without notice and GS&Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered securities with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered securities could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by

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purchasing and holding the offered securities. This is discussed in more detail under “Employee Retirement Income Security Act” below.

We May Sell an Additional Aggregate Stated Principal Amount of the Securities at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate stated principal amount of the securities subsequent to the date of this document. The issue price of the securities in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this document.

If You Purchase Your Securities at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Securities Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Securities Will be Negatively Affected

The payment at maturity will not be adjusted based on the issue price you pay for the securities. If you purchase securities at a price that differs from the stated principal amount of the securities, then the return on your investment in such securities held to the stated maturity date will differ from, and may be substantially less than, the return on securities purchased at stated principal amount. If you purchase your securities at a premium to stated principal amount and hold them to the stated maturity date the return on your investment in the securities will be lower than it would have been had you purchased the securities at stated principal amount or a discount to stated principal amount.

Your Securities May Be Subject to an Adverse Change in Tax Treatment in the Future

The tax consequences of an investment in your securities are uncertain, both as to timing and character of any inclusion in income of your securities.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your securities, and any such guidance could adversely affect the value and the tax treatment of your securities. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your securities after the bill was enacted to accrue interest income over the term of such instruments even though there may be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your securities. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences — United States Holders — Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the securities for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your securities in your particular circumstances.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your securities.

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Specific Terms of Your Securities

We refer to the securities we are offering by this document as the “offered securities” or the “securities”. Please note that in this document, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated December 22, 2015, and references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated December 22, 2015, for Medium-Term Notes, Series D, in each case of The Goldman Sachs Group, Inc. Please note that in this section entitled “Specific Terms of Your Securities”, references to “holders” mean those who own securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in securities registered in street name or in securities issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The offered securities are part of a series of debt securities, entitled “Medium-Term Notes, Series D”, that we may issue under the indenture from time to time as described in the accompanying prospectus and accompanying prospectus supplement. The offered securities are also “indexed debt securities”, as defined in the accompanying prospectus.

This document summarizes specific financial and other terms that apply to the offered securities, including your securities; terms that apply generally to all Series D medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus and the accompanying prospectus supplement and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described under “Summary Terms” in this document, the following terms will apply to your securities:

No interest: we will not pay interest on your securities

Specified currency:

•                  U.S. dollars (“$”)

Form of security:

•                  global form only: yes, at DTC

•                  non-global form available: no

Principal amount: each security will have a principal amount of $1,000; $              in the aggregate for all the offered securities; the aggregate principal amount of the offered securities may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered securities on a date subsequent to the date of this document

Denominations: each security registered in the name of a holder must have a $1,000 principal amount or integral multiples of $1,000 in excess thereof

No listing: your securities will not be listed or displayed on any securities exchange or included in any interdealer market quotation system

Defeasance applies as follows:

•                  full defeasance: no

•                  covenant defeasance: no

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Other terms:

•                  the default amount will be payable on any acceleration of the maturity of your securities as described under “— Special Calculation Provisions” below

•                  a business day for your securities will not be the same as a business day for our other Series D medium-term notes, as described under “— Special Calculation Provisions” below

Please note that the information about the original issue date or the pricing date, issue price, underwriting discount or commission and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this document relates only to the initial issuance and sale of the offered securities. We may decide to sell additional securities on one or more dates after the date of this document, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth on the front cover page or elsewhere in this document. If you have purchased your securities in a market-making transaction after the initial issuance and sale of the offered securities, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

We describe the terms of your securities in more detail below.

Reference Rate

In this document, when we refer to the reference rate or the 10-year CMS rate on any day, we mean the 10-year CMS rate as described under “The Reference Rate” below.

Payment at Maturity

For each $1,000 principal amount of your securities, we will pay you on the stated maturity date an amount in cash equal to:

•                  if the final reference rate is greater than or equal to the downside threshold, $1,000 plus the upside payment; or

•                  if final reference rate is less than the downside threshold, (1) the product of $1,000 times the reference rate performance factor plus (2) $150.

The initial reference rate will be the 10-year CMS rate in effect on the pricing date. The calculation agent will determine the final reference rate, which will be the 10-year CMS rate in effect on the second U.S. Government securities business day preceding the valuation date. However, the calculation agent will have discretion to adjust the final reference rate on the second U.S. Government securities business day preceding the valuation date or to determine it in a different manner as described under “The Reference Rate” below.

The buffer amount is 15.00%. The downside threshold is      , which is 85.00% of the initial reference rate. The upside payment is equal to $105 per security (10.50% of the stated principal amount). The maximum payment at maturity is equal to $1,105 per security.

The reference rate performance factor is calculated by dividing the final reference rate by the initial reference rate, with the quotient expressed as a percentage.

Valuation Date

The valuation date is expected to be June 29, 2017.

Stated Maturity Date

The stated maturity date is expected to be July 2, 2017, unless that day is not a business day, in which case the stated maturity date will instead occur on the next following business day.

Default Amount on Acceleration

If an event of default occurs and the maturity of your securities is accelerated, we will pay the default amount in respect of the principal of your securities at the maturity, instead of the payment at maturity on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.

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For the purpose of determining whether the holders of our Series D medium-term notes, which include your securities, are entitled to take any action under the indenture, we will treat the outstanding principal amount of your securities as the outstanding principal amount of that security. Although the terms of the securities differ from those of the other Series D medium-term notes, holders of specified percentages in principal amount of all Series D medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series D medium-term notes, including your securities, except with respect to certain Series D medium-term notes if the terms of such notes specify that the holders of specified percentages in the principal amount of all such notes must also consent to such action. This action may involve changing some of the terms that apply to the Series D medium-term notes, accelerating the maturity of the Series D medium-term notes after a default or waiving some of our obligations under the indenture. In addition, certain changes to the indenture and the notes that only affect certain debt securities may be made with the approval of holders of a majority of the principal amount of such affected debt securities. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants”.

Manner of Payment

Any payment on your securities at maturity will be made to an account designated by the holder of your securities and approved by us, or at the office of the trustee in New York City, but only when your securities are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in the accompanying prospectus, any payment on your securities that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your securities, however, the term business day will have a different meaning than it does for other Series D medium-term notes. We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent

The calculation agent in its sole discretion will make all determinations regarding the reference rate, business days, U.S. Government securities business days, the stated maturity date and the amount of cash payable on your securities at maturity. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that GS&Co., our affiliate, is currently serving as the calculation agent as of the date of this document. We may change the calculation agent for your securities at any time after the date of this document without notice and GS&Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your securities, we mean a day that is a New York business day as described under “Description of Debt Securities We May Offer — Calculation of Interest on Debt Securities — Business Days” on page 22 in the accompanying prospectus.

U.S. Government Securities Business Day

When we refer to a U.S. Government securities business day with respect to your securities, we mean any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income department of its members be closed for the entire day for purposes of trading in U.S. government securities.

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Default Amount

The default amount for your securities on any day (except as provided in the last sentence under “— Default Quotation Period” below) will be an amount, in the specified currency for the principal of your securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your securities. That cost will equal:

•                  the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•                  the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your securities, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•                  no quotation of the kind referred to above is obtained during such period, or

•                  every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the valuation date, then the default amount will equal the principal amount of your securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and that is, or whose securities are, rated either:

•                  A-1 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•                  P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

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Use of Proceeds

We expect to use the net proceeds we receive from the sale of the offered securities for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered securities as described below.

Hedging

In anticipation of the sale of the offered securities, we and/or our affiliates expect to enter into hedging transactions involving purchases of instruments linked to the reference rate. In addition, from time to time, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered securities and perhaps in connection with other securities we issue, some of which may have returns linked to the reference rate. Consequently, with regard to your securities, from time to time, we and/or our affiliates:

•                  expect to acquire or dispose of positions in over-the-counter options, futures or other instruments linked to the reference rate, and/or

•                  may take short positions in securities of the kind described above—i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser, and/or

•                  may take or dispose of positions in interest rate swaps, options swaps and treasury bonds.

We and/or our affiliates may also acquire a long or short position in securities similar to your securities from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered securities and perhaps relating to other securities with returns linked to the reference rate. These steps may also involve sales and/or purchases of some or all of the listed or over-the-counter options, futures or other instruments linked to the reference rate.

The hedging activity discussed above may adversely affect the market value of your securities from time to time and the amount we will pay on your securities at maturity. See “Additional Risk Factors Specific to Your Securities” above for a discussion of these adverse effects.

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The Reference Rate

In this document, when we refer to the reference rate or the 10-year CMS rate we mean the rate as it appears on Reuters screen ICESWAP1 page (or any successor or replacement page) for 10-year index maturity as of approximately 11:00 a.m. New York time, on the relevant date. If the reference rate cannot be determined in this manner on the relevant date, the following procedures will apply to your securities.

•                  The 10-year CMS rate will be determined on the basis of the mid-market semi-annual swap rate quotations provided by five leading swap dealers in the New York City interbank market at approximately 11:00 a.m., New York City time, on the relevant date. For this purpose, the semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. dollar interest rate swap transaction with a term equal to ten years commencing on the relevant date, with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an Actual/360 day count basis, is equivalent to LIBOR with a designated maturity of three months, as such rate may be determined in accordance with the provisions set forth under “Description of Notes We May Offer — Interest Rates — LIBOR Notes” in the accompanying prospectus supplement. The calculation agent will select the five swap dealers in its sole discretion and will request the principal New York City office of each of those dealers to provide a quotation of its rate.

•                  If at least three quotations are provided, the 10-year CMS rate on the relevant date will be the arithmetic mean of the quotations described above, eliminating the highest and lowest quotations or, in the event of equality, one of the highest and one of the lowest quotations.

•                  If fewer than three quotations are provided, the calculation agent will determine the 10-year CMS rate in its sole discretion.

“Reuters screen” means the display on the Reuters service, or any successor or replacement service, on the page specified in this document, or any successor or replacement page on that service.

The securities are not sponsored, endorsed, sold or promoted by ICE Benchmark Administration and ICE Benchmark Administration makes no representation regarding the advisability of investing in the securities.

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Historical Values of the Reference Rate

The reference rate has fluctuated in the past and may, in the future, experience significant fluctuations.  Any historical upward or downward trend in the reference rate during any period shown below is not an indication that the reference rate is more or less likely to increase or decrease at any time during the life of your securities.  See “Additional Risk Factors Specific to Your Securities — Recent Regulatory Investigations Regarding Potential Manipulation of ISDAfix May Adversely Affect Your Securities” for more information relating to the reference rate.

You should not take the historical values of the reference rate as an indication of future values of the reference rate. We cannot give you any assurance that the future performance of the reference rate will result in your receiving an amount greater than the outstanding principal amount of your securities on the stated maturity date.

When reviewing the historical performance of the reference rate, it is important to understand that, given the level of the reference rate, a very small percentage point change in that rate below the downside threshold can result in a significant loss on the securities. For example, assuming a hypothetical initial reference rate of 1.712%, the hypothetical downside threshold would be equal to 1.4552% (85% of the hypothetical initial reference rate), which represents a decrease of only 0.2568 percentage points. The numbers is the examples above have been rounded for ease of analysis. If the final reference rate is less than the downside threshold, you will lose some of your investment. You may lose up to 85% of the stated principal amount of the securities.

Neither we nor any of our affiliates make any representation to you as to the performance of the reference rate during the life of your securities. The actual performance of the reference rate during the life of the offered securities, as well as the payment at maturity, may bear little relation to the historical values of the reference rate shown below.

The following table sets forth the published high, low and period-end reference rates for each of the four calendar quarters in 2007, 2008, 2009, 2010, 2011, 2012, 2013, 2014 and 2015 and the first and second calendar quarters of 2016 (through May 20, 2016). We obtained the reference rates listed in the table below from Reuters, without independent verification.

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Historical Quarterly High, Low and Period-End Value of the Reference Rate

	High	Low	Period End
2007
Quarter ended March 31	5.404	5.040	5.190
Quarter ended June 30	5.839	5.138	5.703
Quarter ended September 30	5.814	4.966	5.153
Quarter ended December 31	5.316	4.540	4.679
2008
Quarter ended March 31	4.666	3.929	4.066
Quarter ended June 30	4.972	4.108	4.647
Quarter ended September 30	4.872	3.986	4.374
Quarter ended December 31	4.671	2.218	2.493
2009
Quarter ended March 31	3.337	2.346	2.877
Quarter ended June 30	4.311	2.885	3.751
Quarter ended September 30	4.231	3.431	3.443
Quarter ended December 31	4.009	3.324	4.009
2010
Quarter ended March 31	3.943	3.652	3.826
Quarter ended June 30	3.999	3.019	3.019
Quarter ended September 30	3.131	2.494	2.591
Quarter ended December 31	3.682	2.449	3.414
2011
Quarter ended March 31	3.830	3.344	3.573
Quarter ended June 30	3.688	3.014	3.283
Quarter ended September 30	3.318	1.966	2.107
Quarter ended December 31	2.461	2.017	2.044
2012
Quarter ended March 31	2.434	1.929	2.234
Quarter ended June 30	2.338	1.661	1.772
Quarter ended September 30	1.954	1.541	1.672
Quarter ended December 31	1.861	1.627	1.785
2013
Quarter ended March 31	2.139	1.848	2.006
Quarter ended June 30	2.857	1.820	2.713
Quarter ended September 30	3.159	2.685	2.788
Quarter ended December 31	3.086	2.630	3.086
2014
Quarter ended March 31	3.072	2.743	2.859
Quarter ended June 30	2.925	2.502	2.624
Quarter ended September 30	2.775	2.479	2.635
Quarter ended December 31	2.622	2.209	2.306
2015
Quarter ended March 31	2.349	1.815	2.032
Quarter ended June 30	2.554	1.943	2.458
Quarter ended September 30	2.522	2.007	2.007
Quarter ended December 31	2.271	1.925	2.183
2016
Quarter ended March 31	2.165	1.522	1.666
Quarter ending June 30 (through May 20, 2016)	1.786	1.581	1.712

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The Goldman Sachs Group, Inc. Buffered Jump Securities Based on the 10-Year CMS Rate due July 2, 2017 Principal at Risk Securities

The graph below shows the daily historical values of the reference rate from January 1, 2007 through May 20, 2016. We obtained the values in the graph below from Reuters, without independent verification.

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The Goldman Sachs Group, Inc. Buffered Jump Securities Based on the 10-Year CMS Rate due July 2, 2017 Principal at Risk Securities

Supplemental Discussion of U.S. Federal Income Tax Consequences

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin LLP, counsel to The Goldman Sachs Group, Inc. In addition, it is the opinion of Sidley Austin LLP that the characterization of the securities for U.S. federal income tax purposes that will be required under the terms of the securities, as discussed below, is a reasonable interpretation of current law.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•                  a dealer in securities or currencies;

•                  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•                  a bank;

•                  a life insurance company;

•                  a tax exempt organization;

•                  a partnership;

•                  a regulated investment company;

•                  a person that owns a security as a hedge or that is hedged against interest rate risks;

•                  a person that owns a security as part of a straddle or conversion transaction for tax purposes; or

•                  a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly addresses how your securities should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your securities are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences of your investments in the securities, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your securities as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of each of your securities and you are:

•                  a citizen or resident of the United States;

•                  a domestic corporation;

•                  an estate whose income is subject to U.S. federal income tax regardless of its source; or

•                  a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

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The Goldman Sachs Group, Inc. Buffered Jump Securities Based on the 10-Year CMS Rate due July 2, 2017 Principal at Risk Securities

Tax Treatment. You will be obligated pursuant to the terms of the securities—in the absence of a change in law, an administrative determination or a judicial ruling to the contrary—to characterize your securities for all tax purposes as pre-paid derivative contracts in respect of the reference rate. Except as otherwise stated below, the discussion herein assumes that the securities will be so treated.

Upon the sale, exchange or maturity of your securities, you should recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your securities. Your tax basis in the securities will generally be equal to the amount that you paid for the securities. If you hold your securities for more than one year, the gain or loss generally will be long-term capital gain or loss.  If you hold your securities for one year or less, the gain or loss generally will be short-term capital gain or loss.  Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

No statutory, judicial or administrative authority directly discusses how your securities should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the securities are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your securities should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  For example, the Internal Revenue Service could treat your securities as a single debt instrument subject to special rules governing contingent payment debt instruments. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the securities and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield — i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your securities — and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your securities prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange or maturity of your securities would be treated as ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your securities, and, thereafter, as capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to a person who purchases securities at a price other than the adjusted issue price as determined for tax purposes.

It is also possible that your securities could be treated in the manner described above, except that any gain or loss that you recognize at maturity would be treated as ordinary gain or loss. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

It is possible that the Internal Revenue Service could seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. You should consult your tax advisor as to the tax consequences of any possible alternative characterizations of your securities for U.S. federal income tax purposes.

Possible Change in Law

On December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the offered securities, including whether holders should be required to accrue ordinary income on a current basis and whether gain or loss should be

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The Goldman Sachs Group, Inc. Buffered Jump Securities Based on the 10-Year CMS Rate due July 2, 2017 Principal at Risk Securities

ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. Holders are urged to consult their tax advisor concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise provided by law, we intend to continue treating the securities for U.S. federal income tax purposes in accordance with the treatment described above under “Tax Treatment” unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment and the value of your securities.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your securities after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your securities.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect securities that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your securities.

Backup Withholding and Information Reporting

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting—United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your securities.

United States Alien Holders

This section applies to you only if you are a United States alien holder. You are a United States alien holder if you are the beneficial owner of securities and are, for U.S. federal income tax purposes:

•                  a nonresident alien individual;

•                  a foreign corporation; or

•                  an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from securities.

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Alien Holders” with respect to payments on your securities at maturity and, notwithstanding that we do not intend to treat the securities as debt for tax purposes, we intend to backup withhold on such payments with respect to your securities unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — United States Alien Holders” in the accompanying prospectus.

As discussed above, alternative characterizations of the securities for U.S. federal income tax purposes are possible. Should an alternative characterization of the securities, by reason of a change or clarification of the law, by regulation or otherwise, cause payments at maturity with respect to the securities to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective United States alien holders of the securities should consult their tax advisor in this regard.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your securities should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly

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The Goldman Sachs Group, Inc. Buffered Jump Securities Based on the 10-Year CMS Rate due July 2, 2017 Principal at Risk Securities

with retroactive effect, that would cause payments on your securities at maturity to be subject to withholding, even if you comply with certification requirements as to your foreign status.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the securities will generally be subject to FATCA withholding. However, according to published guidance, the withholding tax described above will not apply to payments of gross proceeds from the sale, exchange or other disposition of the securities (including payment at maturity) made before January 1, 2019.

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The Goldman Sachs Group, Inc. Buffered Jump Securities Based on the 10-Year CMS Rate due July 2, 2017 Principal at Risk Securities

Employee Retirement Income Security Act

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the securities.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the securities are acquired by or on behalf of a Plan unless those securities are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the securities, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the securities, (b) none of the purchase, holding or disposition of the securities or the exercise of any rights related to the securities will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the securities, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the securities, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the securities and the transactions contemplated with respect to the securities.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a government plan, an IRA or a Keogh plan), and propose to invest in the securities, you should consult your legal counsel.

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The Goldman Sachs Group, Inc. Buffered Jump Securities Based on the 10-Year CMS Rate due July 2, 2017 Principal at Risk Securities

Supplemental Plan of Distribution

The Goldman Sachs Group, Inc. expects to agree to sell to GS&Co., and GS&Co. expects to agree to purchase from The Goldman Sachs Group, Inc., the aggregate stated principal amount of the offered securities specified on the front cover of this document. GS&Co. proposes initially to offer the securities to the public at the original issue price set forth on the cover page of this document. Morgan Stanley Wealth Management, acting as dealer for the offering, will receive a selling concession of $12.50 for each security it sells. It has informed us that it intends to internally allocate $2.50 of the selling concession for each security as a structuring fee. GS&Co. will receive an underwriting discount of $1.00 for each security.

The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $     . We expect to deliver the securities against payment therefore in New York, New York on June      , 2016, which is expected to be the third scheduled business day following the date of this document and of the pricing of the securities.

We have been advised by GS&Co. that it intends to make a market in the securities. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the securities.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of the offered securities which are the subject of the offering contemplated by this document in relation thereto may not be made to the public in that Relevant Member State except that, with effect from and including the Relevant Implementation Date, an offer of such offered securities may be made to the public in that Relevant Member State:

(a)         at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)        at any time to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by the Issuer for any such offer; or

(c)         at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of offered securities shall require us or any dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State. The expression Prospectus Directive means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU) and includes any relevant implementing measure in each Relevant Member State.

GS&Co. has represented and agreed that:

(a)         it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the offered securities in circumstances in which Section 21(1) of the FSMA does not apply to The Goldman Sachs Group, Inc.; and

(b)        it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

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The Goldman Sachs Group, Inc. Buffered Jump Securities Based on the 10-Year CMS Rate due July 2, 2017 Principal at Risk Securities

No advertisement, invitation or document relating to the securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), if such advertisement, invitation or document is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the offered securities which are or are intended to be disposed of only to persons outside of Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The offered securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) or the FIEA. The offered securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

This document, along with the accompanying prospectus and prospectus supplement have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this document and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the offered securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the offered securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferred except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) as specified in Section 276(7) of the SFA, or (5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the offered securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the offered securities under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Conflicts of Interest

GS& Co. is an affiliate of The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of securities within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of securities will be conducted in compliance with the provisions of

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The Goldman Sachs Group, Inc. Buffered Jump Securities Based on the 10-Year CMS Rate due July 2, 2017 Principal at Risk Securities

FINRA Rule 5121. GS&Co. will not be permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Contact

Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).

May 2016

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this document, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This document, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this document, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$

The Goldman Sachs Group, Inc.

Buffered Jump Securities Based on the 10-Year CMS Rate due July 2, 2017

Principal at Risk Securities

Goldman, Sachs & Co.

May 2016